UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 18, 2008

Home Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-52995	26-0886727
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

500 12th Avenue South
Nampa, Idaho  83651
(Address of principal executive offices and zip code)

(208) 466-4634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
          CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
          CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On April 18, 2008, Home Federal Bancorp, Inc. issued its earnings release for the second quarter of our fiscal year ending September 30, 2008.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)            Exhibits

99.1                  Press release of Home Federal Bancorp, Inc. dated April 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME FEDERAL BANCORP, INC.

Date: April 18, 2008	By: /s/ Robert A. Schoelkoph
Robert A. Schoelkoph
Senior Vice President and
Chief Financial Officer

Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Robert A. Schoelkoph, SVP, Treasurer & CFO 208-466-4634 www.myhomefed.com
500 12th Ave. South * Nampa, ID 83651

PRESS RELEASE — For Immediate Release

HOME FEDERAL BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Nampa, ID (April 18, 2008) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced second quarter earnings for the fiscal year ending September 30, 2008.  For the quarter ended March 31, 2008, the Company reported net income of $945,000, or $0.06 per diluted share compared to $1.2 million, or $0.07 per diluted share, for the same period a year ago.  Net income for the six months ended March 31, 2008 was $1.9 million, or $0.12 per diluted share, compared to $2.5 million, or $0.15 per diluted share, for the same six-month period a year ago.  Earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on December 19, 2007.

“We continue to operate according to our growth plan which includes driving net interest margin by focusing on gathering low cost deposits, generating  higher yielding commercial loans and maintaining our fee generation discipline.  Our priority remains on quality organic growth.” stated Home Federal Bancorp, Inc. President and CEO, Len E. Williams.  “Our new Karcher branch was successfully opened in early March and we have completed the build of a highly talented credit support team and system.  In addition, we are pleased with the improvement in our asset and liability mix along with our net interest margin progress.” Williams continued.

Operating Results

Revenues for the quarter ended March 31, 2008, which consisted of net interest income before the provision for loan losses plus noninterest income, increased 2% to $8.3 million, compared to $8.1 million for the quarter ended March 31, 2007.  Net interest income before the provision for loan losses increased 8% to $5.8 million for the quarter ended March 31, 2008 compared to $5.4 million for the same quarter of the prior year.  The increase in net interest income is primarily attributable to a decrease in interest expense on Federal Home Loan Bank of Seattle (“FHLB”) borrowings as maturing advances have been funded with excess liquidity.

Revenues for the six months ended March 31, 2008 decreased 4% to $15.9 million, compared to $16.5 million for the same period of last year.  Net interest income before the provision for loan losses for the six months ending March 31, 2008 decreased less than one percent to $10.8 million compared to $10.9 million for the same period of the prior year.

A provision for loan losses of $378,000 was established by management in connection with its analysis of the loan portfolio for the quarter ended March 31, 2008, compared to no provision for loan losses for the same quarter of the prior year.  The provision for loan losses was $665,000 for the six months ended March 31, 2008, compared to $71,000 for the six months ended March 31, 2007.  The increase in the provision reflects a shift in the asset mix toward commercial loans, and an increase in total classified assets.  The Company remains committed to increasing reserves as commercial assets are added or as conditions warrant.

Home Federal Bancorp, Inc.
April 18, 2008

The Company’s net interest margin increased 15 basis points to 3.15% for the quarter ended March 31, 2008, from 3.00% for the same quarter last year.  The net interest margin for the six months ended March 31, 2008 increased five basis points to 3.07% from 3.02% for the same period a year earlier.  The improvement in the net interest margin is primarily attributable to the increase in interest income that resulted from the investment of the proceeds from the second step mutual to stock conversion and stock offering completed on December 19, 2007.  In addition, decreases in interest expense during the quarter just ended also contributed to the increase in the net interest margin.

Noninterest income decreased $283,000, or 10%, to $2.5 million for the quarter ended March 31, 2008, compared to $2.8 million for the same quarter a year ago.  The decrease was primarily attributable to a $217,000 decrease in gain on sale of one-to-four family residential loans in the secondary market, reflecting a slowdown in the local real estate market.  For the six months ended March 31, 2008, noninterest income decreased 10% to $5.1 million, compared to $5.6 million for the same period of the prior year.  The decrease was primarily attributable to gain on sale of loans, service charges and fees which were $330,000 and $327,000 lower than prior year respectively.

Noninterest expense for the quarter ended March 31, 2008 increased $325,000, or 5%, to $6.4 million, from $6.1 million for the comparable period a year earlier.  Compensation and benefit expenses increased $202,000, or 5%, to $4.1 million for the quarter ended March 31, 2008 as compared to $3.9 million for the same quarter a year ago.  The majority of the increase is attributable to increased headcount in individuals supporting the Bank’s ongoing emphasis on commercial banking.  The Company’s efficiency ratio was 77.8% for the quarter ended March 31, 2008 compared to 75.0% for the same quarter a year ago.  The efficiency ratio indicates how much is spent on non-interest expenses as a percentage of total revenue.

Noninterest expense for both the six months ended March 31, 2008 and March 31, 2007 was $12.3 million.  The efficiency ratio was 77.2% for the six months ended March 31, 2008 compared to 74.8% for the same period of the prior year.  The increase in the efficiency ratio was primarily the result of a decrease in revenue during the six months ended March 31, 2008.

Balance Sheet Growth

Total assets increased 3% to $768.1 million at March 31, 2008, compared to $745.9 million a year earlier.  The increase in total assets was primarily attributable to $88.4 million in net proceeds raised from the Company’s second-step conversion and stock offering completed on December 19, 2007.  Net loans (excluding loans held for sale) at March 31, 2008 decreased 5% to $477.1 million, compared to $503.7 million at March 31, 2007.  One- to four-family residential loans represented 48% of the Bank’s loan portfolio at March 31, 2008, compared to 56% at March 31, 2007. Commercial loans, including commercial real estate loans, accounted for 42% of the Bank’s loan portfolio at March 31, 2008, compared to 37% at March 31, 2007.  In the future, subject to market conditions, the Bank plans to continue its increased emphasis on commercial and small business banking products.  Mortgage-backed securities increased $24.6 million to $209.2 million at March 31, 2008, compared to $184.7 million at March 31, 2007.  The increase is attributable to purchases made with proceeds from the second step conversion.  All purchases were agency backed, Fannie Mae and Freddie Mac mortgage-backed securities.

Home Federal Bancorp, Inc.
April 18, 2008

Non-performing assets were $2.3 million or 0.30% of total assets at March 31, 2008 compared to $273,000 or 0.04% at March 31, 2007.  The increase in non-performing assets is consistent with national trends in residential real estate.  While our credit quality remains solid, Management continues to keep a watchful eye on the local market closely monitoring and managing credit quality, specifically acquisition and development and real estate construction loans.  The Bank has recognized and identified the risk of acquisition and development lending and has limited its exposure in this area.  The allowance for loan losses was $3.3 million, or 0.69% of gross loans, at March 31, 2008 compared to $2.8 million, or 0.56% of gross loans, at March 31, 2007.

Deposits decreased 6% to $396.1 million at March 31, 2008 compared to $422.2 million at March 31, 2007.  Demand deposits and savings accounts increased $9.3 million, or 5% to $204.7 million at March 31, 2008.  The increase was a result of growth in money market and non-interest bearing commercial demand deposit accounts.  Certificates of deposit decreased $35.4 million, or 16%, to $191.4 million at March 31, 2008, compared to $226.9 million at March 31, 2007.  The decrease in certificates of deposit was primarily the result of the Bank choosing not to match rates offered by local competitors that in some instances exceeded the Bank’s cost of alternative funding sources.  Advances from the FHLB decreased 22% to $155.5 million at March 31, 2008 compared to $199.5 million at March 31, 2007.  The decrease resulted from maturing advances being funded from excess liquidity.

Stockholders’ equity increased $94.3 million, or 85%, to $205.4 million at March 31, 2008, compared to $111.0 million at March 31, 2007. The increase was primarily a result of the $88.4 million in net proceeds received from the second-step reorganization and conversion stock offering.  The Company sold approximately 9.4 million shares of stock in its subscription, community and syndicated community offerings and issued approximately 7.1 million shares of its stock in exchange for the previously outstanding shares of the Bank’s former mid-tier holding company, Home Federal Bancorp, Inc.  A portion of the offering proceeds were used to make a loan to our employee stock ownership plan (“ESOP”), which purchased approximately 816,000 shares of the Company’s common stock for an aggregate of $8.2 million.

Other significant activity among equity accounts over the past twelve months included $4.7 million in net income, the allocation of earned employee stock ownership plan shares, equity compensation and the exercise of stock options totaling $2.5 million, and a $624,000 increase in unrealized gains on securities available for sale, offset by $1.9 million in cash dividends paid to stockholders.  The Company’s book value per share as of March 31, 2008 was $11.84 per share based upon 17,343,229 outstanding shares of common stock.

About the Company

Home Federal Bancorp, Inc. is a Maryland corporation headquartered in Nampa, Idaho, and is the savings and loan holding company of Home Federal Bank, a federal savings bank that was originally organized as a building and loan association in 1920.  The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 16 full-service banking offices and one loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME.”  The Company’s stock is also included in the America’s Community Bankers NASDAQ Index.  For more information, visit the Company’s web site at www.myhomefed.com.

Home Federal Bancorp, Inc.
April 18, 2008

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
April 18, 2008

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	March 31, 2008	September 30, 2007	March 31, 2007

ASSETS

Cash and amounts due from depository institutions	$36,353	$20,588	$12,558
Mortgage-backed securities available for sale, at fair value	209,239	162,258	13,001
Mortgage-backed securities held to maturity, at cost	-	-	171,668
FHLB stock, at cost	9,591	9,591	9,591
Loan receivable, net of allowance for loan losses of $3,307, $2,988 and $2,849	477,155	480,118	503,688
Loans held for sale	2,751	4,904	4,489
Accrued interest receivable	2,941	2,804	2,941
Property and equipment, net	13,613	12,364	12,630
Mortgage servicing rights, net	1,903	2,047	2,317
Bank owned life insurance	11,377	11,168	10,963
Real estate and other property owned	452	549	-
Deferred income tax asset	-	1,245	-
Other assets	2,736	2,318	2,108
TOTAL ASSETS	$768,111	$709,954	$745,954

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$37,323	$38,643	$36,006
Interest-bearing demand deposits	142,820	127,659	135,835
Savings deposits	24,524	23,116	23,486
Certificates of deposit	191,439	215,191	226,891
Total deposit accounts	396,106	404,609	422,218

Advances by borrowers for taxes and insurance	1,429	1,605	1,772
Interest payable	619	731	855
Deferred compensation	4,889	4,515	4,242
FHLB advances	155,553	180,730	199,495
Deferred income tax liability	377	-	604
Other liabilities	3,768	5,127	5,745
Total liabilities	562,741	597,317	634,931

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized,
issued and outstanding:
Mar. 31, 2008 - 17,386,517 issued, 17,343,229 outstanding	173	152	152
Sept. 30, 2007 - 15,278,803 issued, 15,232,243 outstanding
Mar. 31, 2007 - 15,208,750 issued, 15,189,019 outstanding
Additional paid-in capital	156,805	59,613	58,186
Retained earnings	59,475	58,795	56,677
Unearned shares issued to ESOP	(11,634)	(3,698)	(3,918)
Accumulated other comprehensive loss	551	(2,225)	(74)
Total stockholders’ equity	205,370	112,637	111,023

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$768,111	$709,954	$745,954

Home Federal Bancorp, Inc.
April 18, 2008

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended March 31,			Six Months Ended March 31,
	2008	2007		2008		2007

Interest and dividend income:
Loan interest	$7,770	$8,470		$15,846		$16,997
Investment interest	510	15		774		44
Mortgage-backed security interest	2,148	2,244		4,091		4,550
FHLB dividends	31	9		50		19
Total interest and dividend income	10,459	10,738		20,761		21,610

Interest expense:
Deposits	2,872	3,005		6,086		6,015
FHLB advances	1,810	2,372		3,842		4,735
Total interest expense	4,682	5,377		9,928		10,750
Net interest income	5,777	5,361		10,833		10,860
Provision for loan losses	378	-		665		71
Net interest income after provision for loan losses	5,399	5,361		10,168		10,789
Noninterest income:
Service charges and fees	2,098	2,222		4,309		4,636
Gain on sale of loans	162	379		347		677
Increase in cash surrender value of bank owned life insurance	104	99		208		199
Loan servicing fees	126	142		253		286
Mortgage servicing rights, net	(75)	(92)		(143)		(175)
Other	63	11		108		21
Total noninterest income	2,478	2,761		5,082		5,644

Noninterest expense:
Compensation and benefits	4,053	3,851		7,752		7,865
Occupancy and equipment	760	727		1,471		1,429
Data processing	531	493		1,053		1,001
Advertising	271	300		571		596
Postage and supplies	171	174		321		320
Professional services	191	215		403		411
Insurance and taxes	140	106		225		209
Other	302	228		485		509
Total noninterest expense	6,419	6,094		12,281		12,340
Income before income taxes	1,458	2,028		2,969		4,093
Income tax expense	513	787		1,077		1,583
NET INCOME	$945	$1,241		$1,892		$2,510

Earnings per common share:

Basic	$0.06	$0.08	(1)	$0.12	(1)	$0.15	(1)
Diluted	0.06	0.07	(1)	0.12	(1)	0.15	(1)
Weighted average number of shares outstanding:

Basic	15,962,325	16,576,439	(1)	16,352,427	(1)	16,562,244	(1)

Diluted	15,978,217	16,690,594	(1)	16,374,451	(1)	16,682,322	(1)

Dividends declared per share:	$0.055	$0.048	(1)	$0.103	(1)	$0.096	(1)

(1) Earnings per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

Home Federal Bancorp, Inc.
April 18, 2008

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share data) (Unaudited)	At Or For The Six Months Ended March 31, 2008	At Or For The Year Ended Sept. 30, 2007

FINANCIAL CONDITION DATA
Average interest-earning assets	$706,169	$703,675
Average interest-bearing liabilities	530,726	582,936
Net average earning assets	175,443	120,739
Average interest-earning assets to average interest-bearing liabilities	133.06%	120.71%
Stockholders’ equity to assets	26.74	15.87

ASSET QUALITY
Allowance for loan losses	$3,307	$2,988
Non-performing loans	1,852	1,531
Non-performing assets	2,304	2,080
Allowance for loan losses to non-performing loans	178.56%	195.17%
Allowance for loan losses to gross loans	0.69	0.62
Non-performing loans to gross loans	0.39	0.32
Non-performing assets to total assets	0.30	0.30

	At Or For The Three Months Ended Mar. 31,			At Or For The Six Months Ended Mar. 31,
	2008	2007		2008		2007
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.49%	0.66%		0.51%		0.66%
Return on average equity (1)	1.83	4.47		2.28		4.55
Net interest margin (1)	3.15	3.00		3.07		3.02
Efficiency ratio (2)	77.76	75.03		77.17		74.77

PER SHARE DATA
Basic earnings per share	$0.06	$0.08	(4)	$0.12	(4)	$0.15	(4)
Diluted earnings per share	0.06	0.07	(4)	0.12	(4)	0.15	(4)
Book value per share	11.84	6.43	(4)	11.84		6.43	(4)
Cash dividends declared per share	0.055	0.048	(4)	0.103	(4)	0.096	(4)
Average number of shares outstanding:
Basic (3)	15,962,325	16,576,439	(4)	16,352,427	(4)	16,562,244	(4)
Diluted (3)	15,978,217	16,690,594	(4)	16,374,451	(4)	16,682,322	(4)

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares granted under the 2005 Recognition and Retention Plan.
(4)
Earnings per share, book value per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.